NEWS

RELEASE___________________________________________________

FOR IMMEDIATE RELEASE

CONTACT: Chris L. Nines

(512) 434-5587

TEMPLE-INLAND ACQUIRES CARAUSTAR’S

INTEREST IN STANDARD GYPSUM JOINT VENTURE

AUSTIN, TEXAS, January 17, 2006 — Temple-Inland announced today that it has acquired the interests of Caraustar Industries, Inc. in Standard Gypsum, L.P. Standard Gypsum, which consists of gypsum wallboard facilities in McQueeney, Texas and Cumberland City, Tennessee, had been a joint venture between Temple-Inland and Caraustar.

The purchase price for Caraustar’s interest was $150 million and the assumption of Caraustar’s portion of joint venture indebtedness in the amount of $28 million. For the first nine months of 2005, Standard Gypsum generated revenues exceeding $140 million and operating income of $47 million.

In announcing the transaction, Kenneth M. Jastrow, II, chairman and chief executive officer said, “We are pleased with this acquisition as these operations are low cost and located near some of the fastest growing markets in the South. Our gypsum business, including these facilities, has generated very good earnings and returns for Temple-Inland shareholders.”

Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.

This release contains forward-looking statements that involve risks and uncertainties. The actual results of Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland; the availability and price of raw materials; competitive actions by other companies; changes in laws or regulations; the accuracy of judgments and estimates concerning the integration of acquired operations and Temple-Inland's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland.